EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of July 22, 1997, by and among

          CPAC, INC., a New York corporation having its principal place of business at 2364 Leicester Road, Leicester, New York (the "Acquirer");

          THE FULLER BRUSH COMPANY, INC., a corporation having a principal place of business at One Fuller Way Great Bend, Kansas (the "Subsidiary");

          IVAX INDUSTRIES, INC., a Delaware corporation having its principal place of business at Rock Plaza III, 101 Rock Road, Horsham, Pennsylvania (the "Corporation"); and

          IVAX CORPORATION, a Florida corporation having its principal place of business at 4400 Biscayne Boulevard, Miami, Florida, 33137 ("IVAX").

     WITNESSETH THAT:

     WHEREAS, the Subsidiary is a wholly-owned subsidiary of the Acquirer and the Acquirer is willing to guarantee all of the Subsidiary's obligations hereunder (including without limitation obligations of the Subsidiary hereunder which arise subsequent to the closing described herein);

     WHEREAS, IVAX is the sole shareholder of the Corporation;

     WHEREAS, the Corporation is dividing its Cleaning Products Division into two separate businesses which it anticipates selling to different purchasers in separate transactions;

     WHEREAS, the first business, commonly referred to by the Corporation as the cleaning products business, develops, manufactures and sells specialty cleaning products to regional and national distributors and directly to large end-user accounts ("Cleaning Chemicals Customers/Sales Channels") under the Franklin and Masury Columbia brand names and on a private label basis (the "Business"); and the second business principally develops, manufactures and/or sells abrasive products, polyester batting materials, building and construction products, and products sold under trademarks licensed from The Dial Corporation (the "Loren Business"), and includes the entire business of the Corporation with respect to the products sold under the trademarks licensed from The Dial Corporation;

     WHEREAS, pursuant to a Supply/Distribution Agreement entered into by the Corporation and the Subsidiary concurrently with this Agreement, the Corporation is appointing the Subsidiary as its distributor of Designated Products (as hereinafter defined) through Cleaning Chemicals Customers/Sales Channels;

     WHEREAS, the Subsidiary desires to purchase certain of the assets of the Business other than the Excluded Assets listed on Appendix 1.01.10A, and the
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     Subsidiary is willing to assume certain liabilities of the Corporation, in accordance with the terms and conditions set forth herein;

     WHEREAS, the Corporation desires to sell such assets and assign such liabilities to the Subsidiary, in accordance with the terms and conditions set forth herein;

     WHEREAS, the Corporation and IVAX acknowledge that the Acquirer and the Subsidiary are entitled to certain long-term protections against such parties' competing with the Acquirer and the Subsidiary in the Business after the Closing,
     NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:



                                   ARTICLE I.

                     DEFINITIONS AND OTHER GENERAL MATTERS

     1.01 Definitions.  As used in this Agreement, the following terms shall
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     have the following meanings:

          1.01.1    Intentionally Reserved.
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          1.01.2    "Assets" means all of the assets of the
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          Corporation at its Marion, Ohio Facility, (other than the Soap Pad Equipment and equipment and inventory relating to Turco products), and assets of the Corporation at its Horsham, Pennsylvania and Rock Hill, South Carolina facilities used primarily in the Business (in each case other than Excluded Assets as hereinafter defined) as of the Closing Date, including without limitation the following:

               1.01.2.1  all of the accounts receivable of the Business;

               1.01.2.2  all of the Inventory of the Business;

               1.01.2.3 all machinery, equipment and motor vehicles (if any) used exclusively in the Business, and certain items of equipment listed on Appendix 1.01.2.3 located in the Research and Development Facility at Rock
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               Hill, South Carolina, or in Westminster, California (under Walter Hackett's control), which equipment is used for the Business;

               1.01.2.4 all patents, patent applications, trademarks (both registered and unregistered), trade names, copyrighted works (both registered and unregistered), trade secrets (including those trade secrets previously used, currently used or intended in the future to be used by the Corporation in the Business), formulae, product development rights, permits, licenses and other intangible assets used primarily in the Business;

               1.01.2.5 licenses to all computer programs and source codes, which can be assigned without fee, drawings, sketches and blueprints required to operate the Business;

               1.01.2.6 all of the rights of the Business, as of the Closing Date, under the Personalty Leases, Purchase Orders and Contracts;

               1.01.2.7 all of the Records and Financial Records for the period commencing January 1, 1995 and ending on the Closing Date used exclusively by the Business, and access to all other Financial Records;

               1.01.2.8 the right to use all customer lists used in the Business, the right to use all trademarks and variations thereof used by the Corporation in the Business except the "IVAX" and "Purex" names or any variation thereof, which may only be utilized in the manner and to the extent provided for in Section 2.07 hereof; and

               1.01.2.9 The term "Assets" shall also include those certain assets of IVAX Industries Canada, Inc. ("IVAX Canada") which are set forth on Appendix 1.01.2.9 (the "Canadian Assets").
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          1.01.3    "Assumed Liabilities" means those liabilities and
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          obligations of the Corporation and of IVAX Canada relating to the Business that are to be assumed by the Subsidiary, but only to the extent expressly set forth in Sections 2.02 and 2.03.

          1.01.4    "Best Knowledge" of the Corporation or any similar phrase
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          shall be deemed to mean and be limited to the actual knowledge of Gerald Saluti, Steven Tafaro, Louis Amici, Joseph Diebold, Michael Carr, James Dodds, Quintin Todd, Walter Hackett and Joseph Palatini.

          1.01.5    "Business" means the Business as defined in the fourth
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          "WHEREAS" clause, as heretofore conducted, or as shall be conducted on or before the Closing Date.

          1.01.6    "Closing" means the closing held pursuant to Section 10.01
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          and "Closing Date" means the date on which the Closing is held.

          1.01.7    "Contracts" means the contracts, leases and commitments
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          primarily related to the Business, including those listed in Appendix
3.12.1 annexed hereto, except that the term "Contracts" shall not include any

          Personalty Leases, Purchase Orders or Vendor Orders. The Subsidiary's obligations with respect to the Contracts, Personalty Leases, Purchase Orders and Vendor Orders are described in Section 2.02.

          1.01.8    "Designated Products" means those products listed on
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          Appendix 1.01.8, and "Designated Trademarks" means the trademarks
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          listed on Appendix 1.01.8.
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          1.01.9    "ERISA" means the Employee Retirement Income Security Act of
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          1974, as amended.

          1.01.10 "Excluded Assets" means the assets listed in Appendix l.01.10A annexed hereto and "Excluded Liabilities" means the liabilities listed
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          in Appendix 1.01.10B annexed hereto.
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          1.01.11   "Financial Records" means all books, papers, records and
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          files in the possession of the Corporation pertaining to the conduct and history of the Business including without limitation the Corporation's accountants' work papers (to the extent made available by the Corporation's accountants), financial statements, ledgers, invoices, backlog records, inventory records and all other accounting records and documents which relate to the Business.

          1.01.12   "Fiscal Year" means the Corporation's Fiscal Year, which
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          ends each year on December 31.

          1.01.13   "GAAP" means United States generally accepted accounting
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          principles.

          1.01.14   "Hazardous Materials" means any hazardous or toxic
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          substance, pollutant, contaminant, hazardous chemical, hazardous waste, infectious waste, air emission, waste water discharge, radioactive material or waste, extremely hazardous substance, petroleum product or waste, petroleum-based product, asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs) and PCB compounds.

          1.01.15   "Inventory" means any and all inventory consisting of raw
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          materials, work in process, and finished goods located in Marion, Ohio, and excepting any raw materials, work in process, finished, scrapped or obsolete inventory relating solely to Turco products manufactured or processed for Elf Atochem.

          1.01.16   "Loren Business" means the Loren Business as defined in the
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          fourth "WHEREAS" clause, as heretofore conducted, or as shall be conducted on or before the Closing Date. , The Loren Business includes the entire business of the Corporation with respect to the Designated Products.

          1.01.17   "Net Assets" means the sum of (a) accounts receivable of the
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          Business adjusted to delete receivables due from institutional customers of the Corporation, (b) prepaid expenses and (c) Inventory, reduced by accounts payable and accrued expenses, and increased by the value of equipment which shall be valued at _$834,000 .
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          1.01.18   "Operating Working Capital" means the sum of (a) prepaid
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          expenses, (b) accounts receivable of the Business (reduced by receivables from the institutional customers of the Corporation), and (c) Inventory, and reduced by accounts payable and accrued expenses, and all other expenses or liabilities incurred in connection with the conduct of the Business in the ordinary course, all as accrued on date of Closing.

          1.01.19   "Personalty Leases" means those leases of personal property
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          utilized primarily in the Business.

          1.01.20   "Purchase Orders" means all outstanding purchase orders
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          received from customers of the Business in the ordinary course of business; provided, however, that the term "Purchase Orders" shall not include any purchase order which deviates materially and adversely from the Corporation's customary pricing practices.

          1.01.21   "Records" means all books, papers, records and files
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          maintained by the Corporation pertaining primarily to the Business, the Assets, the Assumed Liabilities or compliance by the Business with applicable governmental obligations other than books, papers, records and files relating to Excluded Assets. "Records" include without limitation sales correspondence, customer lists, credit, collection, quality control and sales records, purchasing records, related data processing records, insurance and related claims records, employment records relating to Transferred Employees, and records pertaining to compliance with applicable laws.

          1.01.22   "Sellers' Expenses" means all expenses incurred or to be
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          incurred by the Corporation and/or IVAX in connection with the negotiation, preparation, execution or delivery of this Agreement, the agreements and documents ancillary hereto and the transactions contemplated hereby, including without limitation all fees and disbursements of attorneys, accountants, commercial bankers, investment bankers and other advisors engaged by the Corporation and/or IVAX in connection with the negotiation, preparation, execution or delivery of this Agreement, the agreements and documents ancillary hereto and the transactions contemplated hereby.

          1.01.23   "Soap Pad Equipment" means the equipment located within the
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          Marion, Ohio Facility used exclusively to manufacture steel wool soap pads, including soap pad machines, soap storage tanks and conveyors, all as set forth on Appendix 1.01.23.
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          1.01.24   "Subsidiary's Expenses" means all expenses incurred or to be
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          incurred by the Subsidiary and/or the Acquirer in connection with the negotiation, preparation, execution or delivery of this Agreement, the agreements and documents ancillary hereto and the transactions contemplated hereby, including without limitation all fees and disbursements of attorneys, accountants, commercial bankers, investment bankers and other advisors engaged by the Subsidiary and/or the Acquirer in connection with the negotiation, preparation, execution or delivery of this Agreement, the agreements and documents ancillary hereto and the transactions contemplated hereby.

          1.01.25   "Tax Liabilities" means all liabilities for any federal,
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          state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, profits, withholding, social security, unemployment, disability, real property, personal property, franchise, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including without limitation any interest, penalty, assessment or addition thereto, whether disputed or not.

          1.01.26   "Trade Liabilities" means, as of the Closing Date, all
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          current liabilities of the Business which have arisen in the ordinary course of business. Notwithstanding the foregoing or any other provision herein to the contrary, the term "Trade Liabilities" shall not include any Sellers' Expenses.

          1.01.27   "Transferred Employees" shall have the meaning set forth in
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          Section 11.01.1.

          1.01.28   "Unassumed Liens" means liens, security interests and
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          encumbrances other than liens, security interests and encumbrances which solely secure the obligations to pay liabilities of the Business to be assumed by the Subsidiary pursuant to Section 2.02.

          1.01.29   "Vendor Orders" means all outstanding purchase orders issued
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          to suppliers of the Business in the ordinary course of business.

     1.02 General Interpretive Principles.  For purposes of this Agreement,
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     except as otherwise expressly provided or unless the context otherwise requires:

          1.02.1 the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders;

          1.02.2 references herein to "Articles", "Sections", Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          1.02.3 a reference to a Section or Article without further reference to Subsections within such Section or without further reference to Subsections or Sections within such Article shall constitute a reference to all Subsections within such Section or all Sections and Subsections within such Article unless the context otherwise expressly indicates;

          1.02.4 the words "herein", "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          1.02.5 the term "include" or "including" shall mean without limitation by reason of enumeration.



                                   ARTICLE II

                  STRUCTURE OF THE TRANSACTION; PURCHASE PRICE

     2.01 Structure.  Subject to the terms and conditions of this Agreement, the
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     Corporation agrees to sell, assign, convey, transfer and deliver to the Subsidiary at the Closing on the Closing Date, and the Subsidiary agrees to purchase and acquire from the Corporation at the Closing on the Closing Date, all of the Corporation's right, title and interest in and to the Assets, free and clear of all Unassumed Liens whatsoever. The Corporation further agrees that, subject to the terms and conditions of this Agreement, the Corporation shall at the Closing on the Closing Date cause IVAX Canada to sell, assign, convey, transfer and deliver to the Subsidiary, or to such other affiliate of the Subsidiary as the Subsidiary may designate, all of the Canadian Assets free and clear of all Unassumed Liens whatsoever.

     2.02 Liabilities Assumed.  Subject to the limitations set forth in Section
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     2.03 and the terms and conditions of this Agreement, upon consummation of the Closing, the Subsidiary shall assume the following obligations of the Corporation and IVAX Canada:

          2.02.1 to complete all Purchase Orders not completed as of the Closing Date;

          2.02.2 to pay suppliers for goods received by the Subsidiary after the Closing pursuant to Vendor Orders issued by the Corporation or IVAX Canada prior to the Closing;

          2.02.3 to perform the obligations of the Business arising after the Closing Date under the Personalty Leases and the Contracts; and

          2.02.4 to pay the accounts payable, accrued expenses, and all other expenses or liabilities incurred in connection with the conduct of the Business in the ordinary course, all as accrued on the date of Closing.

     2.03 Limitations.  EXCEPT FOR THE OBLIGATIONS SET FORTH IN SECTION 2.02,
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     THE SUBSIDIARY AND THE ACQUIRER SHALL NOT ASSUME OR DISCHARGE ANY DEBTS, OBLIGATIONS, LIABILITIES OR COMMITMENTS OF THE CORPORATION OR IVAX, WHETHER ACCRUED NOW OR HEREAFTER, WHETHER FIXED OR CONTINGENT, AND WHETHER KNOWN OR UNKNOWN. IN ADDITION, NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN SECTION 2.02, THE SUBSIDIARY AND THE ACQUIRER SHALL NOT ASSUME OR DISCHARGE ANY EXCLUDED LIABILITIES (AS DEFINED IN SECTION 1.01.10).

     2.04 Purchase Price.  Upon consummation of the Closing, the Subsidiary
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     shall assume the Assumed Liabilities and shall pay to the Corporation the sum of Seventeen Million Dollars ($17,000,000.00) (the "Purchase Price"), which amount shall be subject to adjustment as provided in Section 2.05 below.

     2.05 Purchase Price Adjustment.
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          2.05.1 Within 60 days after the Closing, the Corporation shall deliver to the Subsidiary a balance sheet of the Assets and Assumed Liabilities as of 11:59 p.m. on the Closing Date (the "Closing Date Balance Sheet") prepared by the Corporation and accompanied by a report from the Corporation's independent certified public accountants that the Closing Date Balance Sheet has been prepared in accordance with GAAP, consistently applied except as noted on Appendix 2.05.1 (the "Closing Date Balance Sheet GAAP Exceptions"), and, subject
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          to Closing Date Balance Sheet GAAP Exceptions, presents fairly, in all material respects, the Assets and Assumed Liabilities at Closing. The amount of Inventory included on the Closing Date Balance Sheet shall be determined pursuant to physical inventories conducted not later than 10 days after Closing, as adjusted for additions and deletions occurring between Closing and the taking of such physical inventories. The Subsidiary's independent certified public accountants shall have the right to personally observe all such physical inventories. The Corporation and the Subsidiary shall each pay one half of the Corporation's accountants' fees and expenses incurred in connection with the preparation and audit of the Closing Date Balance Sheet.

          2.05.2 If the Subsidiary has any objection(s) to the Closing Date Balance Sheet, it shall deliver to the Corporation a statement describing such objection(s) within 15 banking days after the Subsidiary's receipt of the Closing Date Balance Sheet. During this 15 day period, the Subsidiary and its accountants shall have reasonable access to the work papers relating to the preparation of the Closing Date Balance Sheet. The Subsidiary and the Corporation shall use reasonable efforts to resolve these objection(s). If the Subsidiary and the Corporation are unable to finally resolve these objection(s) within 15 banking days after the Corporation's receipt of such objection(s), the Subsidiary and the Corporation shall, within 15 banking days after this 15 day period, select a mutually acceptable neutral "Big Six" accounting firm ("Neutral Arbitrator") to determine any remaining unresolved objection(s). A firm shall be considered neutral if it has not within the past three years performed, and does not currently perform or contemplate performing, any accounting, consulting or other services with an aggregate value in excess of $100,000 for any of the parties. The Corporation and the Subsidiary will present their remaining unresolved objection(s) in writing, along with supporting documentation, to the Neutral Arbitrator and opposing party, within 10 days after retaining the Neutral Arbitrator. The Neutral Arbitrator will, utilizing the standards prescribed in Section 2.05.1 hereof, render its decision to the parties in writing within 30 days after being retained. The Neutral Arbitrator's decision will be based solely on each parties written documentation and shall be final and binding upon the parties. The Neutral Arbitrator's fees and expenses shall be shared equally by the Subsidiary and the Corporation. The Corporation will revise the Closing Date Balance Sheet to reflect the resolution of any objections thereto pursuant to this Paragraph.

          2.05.3 If the Operating Working Capital, as reflected on the Closing Date Balance Sheet and revised to reflect any revisions thereto made pursuant to Section 2.05.2 ("Closing Operating Working Capital"), is greater or less than Five Million Seven Hundred Thirty-Three Thousand Dollars ($5,733,000) ("Threshold Operating Working Capital"), (i) the amount, if any, by which the Closing Operating Working Capital is greater than the Threshold Operating Working Capital shall be added to the Purchase Price, and (ii) the amount, if any, by which the Closing Operating Working Capital is less than the Threshold Operating Working Capital shall be deducted from the Purchase Price.

          2.05.4 On or before the third business day following the date on which the Closing Date Balance Sheet is finally determined, the Subsidiary shall pay the amount of any net upward adjustment of the Purchase Price pursuant to
Section 2.05.3 to the Corporation together with interest at the prime rate from the Closing Date to the day of payment, or the Corporation shall pay the amount of any net downward adjustment of the Purchase Price pursuant to Section 2.05.3 to the Subsidiary, together with interest at the prime rate from the Closing Date to the day of payment, in either case, by wire transfer of immediately available funds.

     2.06 Allocation of the Purchase Price.  The Purchase Price payable
          --------------------------------
     hereunder for the Assets conveyed by the Corporation hereunder shall be allocated among the Assets in accordance with the allocation to be mutually agreed upon by the parties.

     2.07 Use of Names.
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          2.07.1    IVAX Name.  Upon consummation of the Closing, the Subsidiary
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     and the Acquirer shall cease to use the name IVAX or any other name used by the Corporation in the conduct of the Business prior to the Closing other than trademarks or tradenames purchased in this Agreement which do not utilize the "IVAX" name. However, the Corporation has agreed that for a period of 18 months after Closing, the Subsidiary may use labels, products, or containers bearing the name of the Corporation.

          2.07.2    PUREX Name.  The Subsidiary shall have the right to use the
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Purex Industrial company name on all products included within the Assets which currently have United States Environmental Protection Agency, United States Department of Agriculture or other federal or state registrations (the "PUREX Registered Products"), but not on any new or different products, through March 31, 1998, solely in connection with: (i) selling PUREX Registered Products bearing the PUREX Industrial company name until the registrations and licenses for such products under the Purex Industrial company name have been renewed or a recordal of the name change entered against same has been affected reflecting the deletion of the name PUREX therefrom, and (ii) as may otherwise be reasonably necessary to effect an orderly discontinuance of its use of said name in accordance with the foregoing. In no event shall the Subsidiary use the PUREX name in any way for any reason beyond March 31, 1998. The Subsidiary agrees to submit, by December 31, 1997, all regulatory filings necessary to discontinue all use of the PUREX name. Additionally, within thirty days from the final use date, the Subsidiary shall certify in writing to IVAX and, in a form approved by IVAX, to The Dial Corporation at 1850 North Central Avenue, Phoenix, Arizona 85004-4525, Attn: Commercial Business General Manager, with a copy to the Law Department at the same address, that the Subsidiary has ceased all use of the PUREX name, and has destroyed any unused inventory of product labels bearing the PUREX name.



                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND
                                      IVAX

     The Corporation and IVAX hereby represents and warrants to the Acquirer and the Subsidiary as follows, knowing and intending that the Acquirer and the Subsidiary shall rely upon such representations and warranties in entering into this Agreement and performing the obligations to be performed by the Acquirer and the Subsidiary under this Agreement:

     3.01 Organization.
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          3.01.1 The Corporation is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power, franchises, and licenses to own its property, conduct the Business and execute, deliver and perform this Agreement.

          3.01.2 True and complete copies of the Corporation's certificate of incorporation and by-laws, in each case as amended, are set forth in Appendix
3.01.2 annexed hereto.


     3.02 Capitalization; Options and Convertible Securities; Funded Debt.
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          3.02.1 The Corporation has authorized capital stock consisting solely of three thousand (3,000) shares of the Corporation's common stock, par value ten cents ($.10) per share (the "Corporation Common Stock"). IVAX is the legal and beneficial owner of all of the outstanding shares of the Corporation Common Stock.

          3.02.2 No debt or other agreement of IVAX prevents or would be violated by the transfer of assets contemplated by this Agreement.

     3.03 Foreign Qualifications.  Appendix 3.03 annexed hereto
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     identifies all jurisdictions in which the Corporation is required to be qualified to do business as a foreign corporation, except where the failure would not have an adverse effect on the Business taken as a whole (an "Adverse Effect"). The Corporation has delivered to Acquirer true and complete copies of certificates establishing its authorization to transact business as a foreign corporation.

     3.04 Other Business Names.  Appendix 3.04 annexed hereto is a complete list
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     of the business names or trade names currently used by the Business.

     3.05 Real Estate.  The parcel of land of approximately 26 acres with the
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     buildings and improvements thereon situate in Marion, Ohio, as more particularly described on Appendix 3.05 annexed hereto, is referred to herein as
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     the Real Estate. The Real Estate is the only real property owned by the Corporation and used exclusively in the Business.

     3.06 Leased Real Estate.
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          3.06.1 The Lease between Jerwel Enterprises, a partnership, and the Corporation for office space located in Huntington Beach, California is the only lease of real estate presently used exclusively in the Business. A true and complete copy of such lease, as amended, has been delivered to the Acquirer.
The Corporation is not in default under such lease and to the Best Knowledge of the Corporation there are no facts which, with notice and/or the passage of time, would constitute such a default.

          3.06.2 There are no subtenants of the Corporation under the real estate lease described in Section 3.06.1.

     3.07 Composition of Assets.  The tangible assets of the Corporation located
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     at Horsham, Pennsylvania and at Rock Hill, South Carolina which are devoted primarily to the Business and which are included in this sale are set forth on Appendix 3.07.
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     3.08 Condition of Assets.  The equipment located in the Marion, Ohio
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     Facility necessary to manufacture the products produced by the Business is in operating condition.

     3.09 Intellectual Property; Infringement Claims.
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          3.09.1  Appendix 3.09.1 annexed hereto contains a true and complete
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          list of all patents and trademarks owned or used by the Business and necessary to produce, market and sell the products of the Business, including patents, patent applications, trademarks and trademark applications (collectively, along with inventions primarily for the Business which are also assigned, the "Intellectual Property"). True and complete copies of all written instruments which evidence such Intellectual Property have been delivered to the Acquirer. Except as set forth on Appendix 3.09.1, the Corporation is the sole
                                  ---------------
          and exclusive owner of each of said item of Intellectual Property; there are no known claims or demands against the Corporation with respect to any of such items of Intellectual Property which could reasonably be expected to have an Adverse Effect, and no proceedings have been instituted, are pending, or to the Best Knowledge of the Corporation have been threatened which challenge the right of the Corporation to use any of such assets which could reasonably be expected to have an Adverse Effect. No consent is required prior to the transfer to the Subsidiary of any asset or agreement referenced in this Section
3.09.1. The Corporation has the unrestricted right to use and transfer to the Acquirer, free from any rights or claims of others, all trade secrets and customer lists which it is now using in connection with the sale of any and all products or services which have been or are being sold by the Business. To the Best Knowledge of the Corporation, no portion of the Business carried on by the Corporation infringes the patent, trademark, trade names, trade secret, copyright, or other Intellectual Property rights of any other person in a manner which could reasonably be expected to have an Adverse Effect; the Corporation has not been notified in writing pursuant to any third-party claims that the Corporation has effected any such infringement which could reasonably be expected to have an Adverse Effect; and to the Best Knowledge of the Corporation there are no facts which would reasonably serve as the basis, in whole or in part, of any such claim.

     3.10 Accounts Receivable; Inventory.
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          3.10.1 All trade accounts receivable of the Business have originated in the ordinary course of its business, are valid, are not subject to any defense, counterclaim or setoff. No accounts receivable of the Business have been factored.

          3.10.2 The Corporation has no security agreements with its account debtors (excluding agreements referenced in Appendix 3.10.2 annexed hereto),
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          relating to the Assets.

          3.10.3 The Inventory in the possession of the Corporation, taken as a whole, has been produced or purchased in the ordinary course of conduct of the Business and satisfies in all respects the applicable specifications therefor.

     3.11 Title to Assets.  The Business has good and valid title in and to all
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     of the Assets owned by it as reflected in the most recent balance sheet provided in Appendix 3.22.1 annexed hereto (the "Most Recent Balance Sheet") as
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     of the date thereof (the "Most Recent Balance Sheet Date") plus all assets purchased by the Business since the Most Recent Balance Sheet Date (less all assets which the Business has disposed of in the ordinary course of business since the Most Recent Balance Sheet Date), which property shall be transferred to the Acquirer or the Subsidiary at the Closing, free and clear of all Unassumed Liens, except as described in the next sentence hereof. The only liens or security interests which, at the Closing, will exist on the Assets are those which either (a) are liabilities disclosed in the Most Recent Balance Sheet, (b) secure the ownership interests of lessors of equipment used by the Corporation and are disclosed in Appendix 3.11 annexed hereto, (c) are liens for
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     current taxes or assessments not yet due and delinquent, (d) are otherwise disclosed in the notes to the Most Recent Balance Sheet, or (e) are reflected in Appendix 3.11 annexed hereto.
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     3.12 Contracts.
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          3.12.1    Appendix 3.12.1 annexed hereto identifies the following
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          contracts, leases and other contractual obligations to which the Business is currently a party or by which the Business is currently bound: (i) contracts with or loans to any of the stockholders, officers, directors, employees, agents, consultants, advisors, salesmen, distributors or sales representatives of the Corporation; (ii) any collective bargaining agreement;
(iii) contracts with suppliers, other than purchase orders in the ordinary course of business; (iv) contracts with customers other than purchase orders in the ordinary course of business; (v) leases as lessor of real estate or equipment involving an annual expenditure in excess of $50,000; (vi) deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any of the Assets is subject to a lien, encumbrance, charge or other restriction;
(vii) agreements evidencing loans or lines of credit; (viii) contracts restricting the Business from doing business in any areas or in any way limiting competition in any respect; (ix) contracts which are not required to be disclosed pursuant to any other clause of this Section 3.12.1 ("Other Contracts") and which in the aggregate (i.e., when considered with all similar Other Contracts) require payments of more than $75,000 per year; (x) contracts providing for the installation or maintenance of equipment purchased or leased by the Corporation involving the expenditure of at least $50,000 per year; (xi) any distribution marketing alliance, strategic alliance, joint venture, partnership or limited partnership agreement; (xii) guarantees by the Corporation of the obligations of IVAX or any other person except those resulting from the endorsement of customer checks deposited by the Corporation for collection; (xiii) contracts or arrangements pursuant to which the Corporation has agreed to indemnify, hold harmless or defend any person or entity; (xiv) all commitments to enter into any contract, lease or obligation of the type described in this Section 3.12; and (xv) escrow arrangements of any sort. The Corporation has performed all obligations required on its part to be performed to date under any of such contracts, leases or other commitments to which it is a party or otherwise bound and no default has occurred thereunder (or will occur thereunder upon the giving of notice or the passage of time or both) which is likely to have an Adverse Effect. To the Best Knowledge of the Corporation, all parties to such contracts and leases with the Corporation are in substantial compliance therewith and no event has occurred which, through the giving of notice or the passage of time or both, would cause or constitute a default under any such contract or lease or would cause the acceleration of any obligation of any party thereto.

          3.12.2 Except as shown on Appendix 3.12.2 the Business has no binding outstanding bids, sales proposals, contracts, or unfilled orders for sales in excess of One Hundred Thousand Dollars ($100,000.00) annually quoting prices which reflect discounts other than commercially reasonable discounts given in the ordinary course of business.

          3.12.3 True and complete copies of the contracts and leases listed or referred to on Appendix 3.12.1 annexed hereto and in any other Appendix
                  ---------------
          annexed hereto have been provided to the Acquirer's counsel.

          3.12.4    Except as described in Appendix 3.12.4 annexed hereto, none
                                           ---------------
          of the agreements referenced in Section 3.12.1 or any other agreement of the Business requires the consent of or prior notice to any third-party in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby where the failure to procure such consent would have an Adverse Effect, or such consent has been obtained or such prior notice has been given.

     3.13 Customers and Suppliers.
          -----------------------

          3.13.1    Appendix 3.13.1 annexed hereto lists the top twenty (by
                    ---------------
          revenue) customers of the Business which purchased goods and services from the Corporation during Fiscal Year 1996 or Fiscal Year 1995, the total value of business transacted with such customers during the five (5) months ended May 31, 1997 by the Corporation, and the payment terms currently in effect with respect to each customer listed on that Appendix.

          3.13.2    Appendix 3.13.2 annexed hereto lists the top ten (by
                    ---------------
          expenses) suppliers from whom the Business purchased goods and services during Fiscal Year 1996 and the total value of business transacted by the Business with such suppliers during the five (5) months ended May 31, 1997.

          3.13.3    Except as disclosed in Appendix 3.13.3 annexed hereto, none
                                           ---------------
          of the top twenty (by revenues) customers listed on Appendix 3.13.1,
                                                              ---------------
          none of the top ten (by expenses) suppliers listed on Appendix 3.13.2
                                                                ---------------
          and none of the distribution marketing alliance partners or strategic alliance partners referred to in agreements listed on Appendix 3.12.1 have,
                                                      ---------------
          since January 1, 1997, terminated or, to the Corporation's Best Knowledge, changed significantly their relationships with the Business or advised the Business or IVAX that they intend to terminate or change significantly their relationships with the Corporation on and after the Closing Date.

     3.14 Intentionally Reserved.

     3.15 Current Employees and Employment Practices.
          ------------------------------------------

          3.15.1    Annexed hereto as Appendix 3.15.1 is a list, as of the date
                                     ----------------
hereof, showing the names of all Transferred Employees of the Business, their original dates of employment, their job titles and their annual base pay.

          3.15.2    Except as indicated on Appendix 3.15.2 annexed hereto, (a)
                                           ---------------
          all Transferred Employees of the Business are employees at will who may be terminated by the business at any time with no obligation to make any payment except wages, and vacation pay to the date of termination and (b) all consultants of the Business may be terminated by the Corporation at any time with no obligation to make any payment except consultation fees to the date of termination and except as provided in the consulting agreements.

          3.15.3 As it effects the Business, the Corporation is in compliance in all material respects with all federal and state laws respecting employment, wages and hours. The Corporation with respect to the Transferred Employees has not engaged in any discriminatory hiring or employment practices or any unfair labor practices nor have any employment discrimination or unfair labor practice complaints against the Corporation been filed by any Transferred employee, or, to the Best Knowledge of the Corporation, been threatened to be filed, with any federal or state agency having jurisdiction over the labor matters of the Corporation. To the Best Knowledge of the Corporation, the Corporation has not since December 31, 1996 been threatened by any former employee of the Marion Ohio Facility with any suit alleging wrongful termination. To the Best Knowledge of the Corporation there are no facts which could reasonably be expected to form a basis for any complaint or suit of a type described in this
Section 3.15.3. To the Best Knowledge of the Corporation none of the Transferred Employees are aliens who do not have a valid permit to work in the United States of America.

          3.15.4    Appendix 3.15.4A annexed hereto is a copy of the current
                    ----------------
Confidentiality and Non-Disclosure policy of the Corporation which governs
employees of the Rock Hill, South Carolina facility.   Appendix 3.15.4B is a
copy of the Non-Disclosure and Confidentiality Agreement that employees at the Rock Hill, South Carolina facility were expected to sign. Appendix 3.15. 4C contains a list of those employees of the Rock Hill, South Carolina facility who worked on research and development for the Business for whom the Corporation has been unable to locate executed agreements in the form attached as Appendix 3.15.4B.

     3.16 Employment.
          ----------

          3.16.1    Appendix 3.16.1 annexed hereto contains a true and complete
                    ---------------
          list of all funded or unfunded, written or oral, employee benefit plans, incentives and salary, wage or other compensation plans or arrangements, including but not limited to all pension and profit sharing plans, savings plans, bonus plans, deferred compensation plans, incentive compensation plans, stock purchase plans, supplemental retirement plans, severance or termination pay plans, stock option plans, hospitalization plans, medical plans, life insurance plans, dental plans, disability plans, cafeteria plans, dependent care plans, tuition reimbursement plans, educational assistance plans, salary continuation plans, vacation plans, supplemental unemployment benefit plans, collective bargaining agreements, retiree benefits and agreements, severance agreements and each other employee benefit program, plan, policy or arrangement (each a "Benefit Plan") maintained, contributed to, or required to be contributed to by the Corporation with respect to any current or former employees, directors, officers, agents or consultants of the Corporation, or for which the Business may be responsible or with respect to which the Corporation may have any liability, whether or not subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), and whether legally binding or not, that involves the payment by the Corporation of an annual amount of more than $1,000 in the aggregate.

          3.16.2    Each of the Benefit Plans listed in Appendix 3.16.1 annexed
                                                        ---------------
          hereto is and has at all times been in compliance in all respects with all applicable provisions of ERISA, the Code, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and all other laws applicable to the Benefit Plans, except where the failure would not have an Adverse Effect.

          3.16.3 Each "employee pension benefit plan" as defined in 3(2) of ERISA (each a "Pension Plan") which is intended to meet the requirements of
Section 401(a) of the Code meets the requirements for qualification under
Section 401 (a) of the Code and nothing has occurred which would materially and adversely affect the qualified status of any such Pension Plan except for compliance with the requirements imposed by the Small Business Job Protection Act of 1996. Except as set forth in Appendix 3.16.3 annexed hereto, the
                                     ---------------
          Internal Revenue Service has issued a favorable determination letter with respect to the qualification under the Code (including without limitation the Tax Reform Act of 1986) of each Pension Plan (true and complete copies of which have been delivered to the Acquirer's counsel) and the Internal Revenue Service has not taken any action to revoke any such letter.

          3.16.4 Each fiduciary of each Benefit Plan is bonded to the extent required by Section 412 of ERISA. The Corporation has not maintained, contributed to or been required to contribute to (i) any Pension Plan under which more than one employer makes contributions (as defined in Section 4064(a) of ERISA) or (ii) a "multiemployer plan" as defined in Section 3(37)(A) and (D) of ERISA, nor has it withdrawn from any Pension Plan as a "substantial employer" as defined in Section 4001 (a)(2) of ERISA so as to become subject to the provisions of Section 4063 of ERISA, or ceased operations at any facility so as to become subject to the provisions of Section 4062 of ERISA. Except as set forth in Appendix 3.16.4 by their terms, each of the Benefit Plans can be
          ---------------
          amended, terminated or otherwise discontinued after the Closing Date without liability to the Acquirer or the Subsidiary.

          3.16.5    Except as set forth in Appendix 3.16.5 annexed hereto, the
                                           ---------------
          execution and performance of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan or individual agreement that will or will likely result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any current or former employee, officer, consultant, agent or director of the Corporation for which the Acquirer or the Subsidiary may have liability.

          3.16.6    Except as set forth in Appendix 3.16.6 annexed hereto, each
                                           ---------------
          group health plan (within the meaning of Section 5000(b)(1) of the
Code) maintained by the Corporation has been administered in substantial compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and as provided under Section 4980B of the Code and any regulations promulgated or proposed under the Code. Except to the extent required by COBRA and except for obligations which either are not to be assumed by the Acquirer or the Subsidiary or are described in Appendix 3.16.6 annexed hereto, the Corporation has never
                    ---------------
          maintained, sponsored or contributed to any plan or program or arrangement providing post-termination employment, health, dental, disability or life insurance benefits with respect to current or former employees, officers, consultants, agents or directors and/or their spouses or dependents.

          3.16.7 The Corporation has made all contributions required to be made to each Benefit Plan under the terms of the plan and applicable law. No prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Benefit Plan which could subject any Benefit Plan or any related trust, the Corporation, the Acquirer or the Subsidiary or any director or employee of any of them to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) or 502(l) of ERISA, either directly or indirectly, and whether by way of indemnity or otherwise.


     3.17 Licenses and Permits.  The Corporation, with respect to the operation
          --------------------
     of the Business, has all certifications, licenses, permits, orders, approvals and authorizations required for the conduct of the Business as presently conducted. The Corporation with respect to the operation of the Business is acting within the terms of such certifications, licenses, permits, orders, approvals and authorizations, except where the failure would not have an Adverse Effect. To the Best Knowledge of the Corporation, no suspension or cancellation of any such certifications, licenses, permits, orders, approvals and authorizations have been threatened or have occurred within the past two (2) years. Appendix 3.17 contains to the Best Knowledge of the Corporation a
       --------------
     complete list of all such certifications, licenses, permits, orders, approvals and authorizations.

     3.18 Authority Relative to Agreement; Enforceability.  The execution,
          -----------------------------------------------
     delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the legal capacity and power of the Corporation and IVAX and have been duly authorized by all requisite corporate action (including, without limitation, shareholder approval by shareholders of the Corporation) on the part of the Corporation. This Agreement is a legal, valid and binding obligation of the Corporation and IVAX, enforceable against the Corporation and IVAX in accordance with its terms. All persons who executed this Agreement on behalf of the Corporation and IVAX have been duly authorized to do so.

     3.19 Compliance With Other Instruments; Consents.  Except as set forth in
          -------------------------------------------
     Appendix 3.19 annexed hereto, neither the execution of this Agreement nor
     -------------
     the consummation of the transactions contemplated hereby will conflict with, violate or result in a breach of or constitute a default under (or an event which, with the giving of notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the Assets, any provision of the articles of incorporation and by-laws of the Corporation or any indenture, mortgage, lien, lease, agreement, contract, instrument, or other restriction of any kind or character to which the Corporation is subject or is bound, or requires the consent of any third party or governmental agency.

     3.20 Compliance With Applicable Laws.
          -------------------------------

          3.20.1 The Corporation, with respect to the operation of the Business, is in compliance in all respects with all federal, state, county, and municipal laws, ordinances, regulations, judgments, orders or decrees applicable to the conduct of the Business or to the Assets, except where the noncompliance would not have an Adverse Effect. The Corporation, with respect to the Business, has received no written notice or advice to the contrary. All reports required by federal, state and local governments, including, but not limited to, reports to the Environmental Protection Agency ("EPA"), the Occupational Safety and Health Administration ("OSHA"), state equivalents of such federal agencies, all reports required under licenses or qualifications to import, export, manufacture, assemble or sell various classes and types of products sold by the Corporation, if such licenses or qualifications are necessary, and all other reports to similar agencies, board groups or administrations have been timely filed by the Corporation and all information contained therein is true and correct, except where the failure would not have an Adverse Effect. Since January 1, 1996, the Corporation has not received any written governmental inquiries or responses with respect thereto other than inquiries or responses which could not reasonably be expected to have an Adverse Effect.

          3.20.2    Except as otherwise disclosed in Appendix 3.20.2 to this
                                                     ---------------
          Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any order, writ, injunction, statute, rule or regulation applicable to the Corporation or
(b) require (with respect to the Corporation) the consent, approval, authorization or permission of, or the filing with, or the notification of, any federal, state or local government agency, except where the violation or failure to procure the consent, approval, authorization, or permission, or to make any filing, would not have an Adverse Effect.

     3.21 Environmental Compliance.  Except as disclosed on Appendix 3.21, to
          ------------------------                          -------------
     the Best Knowledge of the Corporation:

          3.21.1 The Corporation with respect to the operation of the Business, is in compliance in all respects with all federal, state, county, and municipal laws, ordinances, regulations, judgments, orders or decrees applicable to the conduct of the Business or to the Assets and relating to the protection of the environment, including, but not limited to, those which impose liability for or standards of conduct concerning discharges, emissions, releases or threatened releases of Hazardous Materials into the Environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or the Resource Conservation and Recovery Act of 1976, as amended ("Environmental Laws"), except where the noncompliance would not have an Adverse Effect;

          3.21.2 The Corporation, with respect to the operation of the Business, has all certifications, licenses, permits, orders, approvals and authorizations required under applicable Environmental Laws for the conduct of the Business as presently conducted ("Environmental Permits"). The Corporation with respect to the operation of the Business is acting within the terms of such Environmental Permits, except where the failure would not have an Adverse Effect. To the Best Knowledge of the Corporation, no suspension or cancellation of any such Environmental Permits has been threatened or has occurred within the past two (2) years; and

          3.21.3 There are no investigations, inquiries, notices of violations, enforcement actions or other proceedings now pending by any federal, state or local governmental body with respect to the Business or the Real Property in connection with the actual or alleged failure to comply with any requirement of any Environmental Law or Environmental Permit, which would have an Adverse Effect.

          3.21.4 The Corporation's storage, transportation, handling, use or disposal, if any, of Hazardous Substances on or under the Marion, Ohio Facility and/or disposal elsewhere, if any, of Hazardous Substances generated on or from the Marion, Ohio Facility is currently, and at all times during Corporation's ownership or operation thereof has been, in compliance with all applicable Environmental Laws.

     3.21.5 The Corporation has not transported or arranged for the transportation of any Hazardous Substances to any location which is: (i) listed on the EPA's National Priorities List of Hazardous Waste Sites (the "National Priorities List"); (ii) listed for possible inclusion on the National Priorities List, in CERCLA or on any similar state list; or (iii) the subject of any regulatory action which would reasonably be expected to lead to claims against the Subsidiary for damages to natural resources, personal injury, clean-up costs or clean-up work.

          3.21.6 There are no liens against the Marion, Ohio Facility arising under any Environmental Law, or based upon a regulatory action and/or third party claim under any environmental law.

     3.22 Financial Statements.
          --------------------

          3.22.1 The Corporation has delivered to the Acquirer the audited statements of net assets of the Business as of December 31, 1996 and 1995 and the related statements of revenues and expenses of the Business for the years then ended (the "Audited Financial Statements"). A true and complete copy of the Audited Financial Statements, including related notes thereto and independent auditor's report thereon, is set forth in Appendix 3.22.1 annexed
                                                     ----------------
          hereto.

          3.22.2 The Audited Financial Statements have been prepared in conformity with GAAP, consistently applied, and present fairly, in all material respects, the net assets of the Business at December 31, 1996 and 1995 and the revenues and expenses of the Business for the years then ended.

     3.23 Illegal Purposes.  Within the last twelve months, no funds or assets
          ----------------
     of the Corporation with respect to the operation of the Business have been knowingly used for illegal purposes; no false or artificial entry has been knowingly made in such books and records; and the Corporation, with respect to the operation of its Business, has not knowingly made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or to any other person, which in each such case would have an Adverse Effect.

     3.24 Litigation.  Except as disclosed in Appendix 3.24 annexed hereto,
          ----------                          -------------
     there are no legal, administrative, arbitration or other proceedings, and no other claims pending or, to the Best Knowledge of the Corporation threatened, against the Business, nor is the Corporation subject to any existing judgment; nor has the Corporation received any written inquiry from any agency of the federal or of any state or local government about this Agreement or the transactions contemplated hereby, or about any violation or possible violation of any law, regulation or ordinance materially adversely affecting the Business or the Assets; nor has the Business received any material claims regarding the performance of its products during the past three years.

     3.25 Insolvency.  The Corporation is not bankrupt or insolvent, and the
          ----------
     transfer of the Assets pursuant to this Agreement will not violate any bankruptcy or insolvency laws.

     3.26 Adverse Business Changes.  Except as described in Appendix 3.26
          ------------------------                          -------------
     annexed hereto or as otherwise described in Appendices annexed hereto, since the last day of Fiscal Year 1996 there has not been:

          3.26.1 any material (either when taken by itself or in conjunction with all other such changes) adverse change in the financial condition, assets, liabilities (whether absolute, contingent or otherwise), or business of the Business taken as a whole;

          3.26.2 any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business;

          3.26.3 any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any material property or asset of the Business, any material commitment made or liability incurred by the Business, or any cancellation or compromise of any material debt or claim of the Business, otherwise than in the ordinary course of business;

          3.26.4 any employment or consultation contract entered into by the Corporation with respect to the Business or any Transferred Employees, or any increase or decrease in the rates of compensation payable or to become payable by the Business to Steven Tafaro or any Transferred Employees over or under the rates in effect during the 12 months ended on the last day of Fiscal Year 1996, except as required by existing contracts or Benefit Plans or in the ordinary course of business consistent with past practices; any material amendment or modification of any Benefit Plan; or any commitment or obligation of any kind for the payment by the Business of any bonus, additional salary or compensation, to officers, directors, employees or agents, except as required by existing contracts or Benefit Plans or in the ordinary course of business consistent with past practices;

          3.26.5 any amendment, termination or threatened termination of any contract, agreement, lease, or license to which the Corporation is a party and which relates to the Business or by which any such entity may be bound except in the ordinary course of its Business; or

          3.26.6    any write down of the value of good will or fixed assets.

     3.27 Other Changes.  Except as described in Appendix 3.27 annexed hereto or
          -------------                          -------------
     as otherwise described in Appendices annexed hereto, there has not been with respect to the Business since January 1,
1997:

          3.27.1 any strike, shutdown, picketing, work stoppage, labor dispute or threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize the employees of the Business, or any application or complaint filed by an employee or union of the Corporation with the National Labor Relations Board of any comparable state or local agent, which could reasonably be expected to have an Adverse Effect.

          3.27.2 any adverse change in the sources of supply or method of doing business of the Business other than the ordinary course of business;

          3.27.3 any distribution or disposition of the material assets of the Business other than in the ordinary course of business;

          3.27.4 any catastrophic event affecting the Business or the Assets such as but not limited to fire, explosion, earthquake, accident, flood, condemnation, act of God or public enemy, riot or civil disturbance;

          3.27.5 any loss or to the Corporation's Best Knowledge threatened loss of any customer which purchased more than $100,000 of goods and services from the Business (taken as a whole) during the 12 months ended on the last day of Fiscal Year 1996;

          3.27.6 any loss or to the Corporation's Best Knowledge threatened loss of a raw material or packaging supplier from whom the Corporation purchased for use by the Business more than $100,000 of goods during the 12 months ended or the last day of Fiscal Year 1996, which cannot reasonably be expected to be replaced on substantially equivalent terms; or

          3.27.7 any termination of any permit or license issued to the Corporation with respect to the Business or to any of its Transferred Employees or agents upon which the Business is dependent.

          3.27.8 since December 31, 1994, any order, judgment, writ, injunction, decree or permit of any court or any governmental or regulatory body specifically naming the Corporation adopted or entered or to the Best Knowledge of the Corporation proposed to be adopted or entered which may reasonably be expected to adversely affect the Business.

     3.28 Brokerage.  Except as disclosed in Appendix 3.28 annexed hereto, no
          ---------                          -------------
     broker or finder has rendered services to the Corporation (or any other shareholder of the Corporation) in connection with this Agreement or the transactions contemplated hereby.

     3.29 Appendices.  All of the facts recited in the Appendices referred to in
          ----------
     this Article III shall be deemed to be representations of facts as though recited in this Article III in their entirety.

     3.30 Sales Tax Law Relating to Bulk Sales.  The Corporation has paid, or
          ------------------------------------
will pay any sales taxes due to the State of Ohio for transactions occurring prior to the Closing Date.

     3.31 Full Disclosure.  To the Corporation's Best Knowledge, no
          ---------------
     representation or warranty made by the Corporation in this Agreement, and no certification furnished or to be furnished to the Acquirer pursuant to this Agreement, when taken as a whole and in light of the circumstances in which they were made, contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Notwithstanding the foregoing, no representation or warranty based upon this Section 3.31 is given, and no disclosure to the Acquirer or the Subsidiary is required, with respect to events, conditions or facts which are in the public domain, or which affect the international, national, state or local economy, political situation or the industry generally in which the Business is engaged. All representations, warranties, exhibits and appendices and other writings required to be delivered hereunder shall be read and construed together in their entirety.

     3.32 Insurance.  The Corporation has Product Liability Insurance written on
          ---------
     a claims made basis in the amount of at least Two Million Dollars ($2,000,000.00) covering product claims. Any claim for product liability which relates to a product manufactured and distributed by the Corporation prior to the Closing Date is an Excluded Liability.

     3.33 License to use Dial Trademark.  IVAX and the Corporation represent
          -----------------------------
     that the Corporation is licensed to use certain Dial Trademarks as listed on Schedule 1.1(c) to a Reciprocal Supply and Distribution Agreement (the "Supply Agreement") being executed on even date herewith.

          3.33.1 Said Dial Trademark license is a valid license which has a perpetual term subject to the provisions of the Dial Trademark License Agreements.

          3.33.2 No provision of the aforementioned Reciprocal Supply and Distribution Agreement violates said Dial Trademark license or is cause for termination of said license.

          3.33.3 The sale of the Loren Business will not violate said Dial Trademark license nor will it be cause for termination of said license.

          3.33.4 During the term of the Supply Agreement, the Corporation (or the purchaser of the Loren Business) shall comply with all of the terms and conditions of the Dial Trademark License Agreements and shall not terminate its rights thereunder.
                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                        THE ACQUIRER AND THE SUBSIDIARY

     The Acquirer and the Subsidiary hereby represent and warrant to the Corporation and IVAX as follows, knowing and intending that the Corporation and IVAX shall rely upon such representations and warranties in entering into this Agreement and performing the obligations to be performed by the Corporation and IVAX under this Agreement:

     4.01 Organization and Power.  The Acquirer is a corporation duly organized,
          ----------------------
     validly existing and in good standing under the laws of the State of New York and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

     4.02 Authority.  The execution, delivery and performance by the Subsidiary
          ---------
     and the Acquirer of this Agreement and all ancillary agreements contemplated hereunder (collectively the "Buyer's Closing Documents") have been duly and validly authorized by all necessary action (corporate and other). This Agreement has been duly and validly executed and delivered by the Subsidiary and the Acquirer and the Buyer's Closing Documents will be duly and validly executed and delivered by the Subsidiary and the Acquirer, to the extent applicable. The Subsidiary and the Acquirer have the power (corporate and other) to execute and deliver this Agreement and, to the extent applicable, the Buyer's Closing Documents, to perform this Agreement and the Buyer's Closing Documents and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Buyer's Closing Documents will constitute, legal, valid and binding obligations of the Subsidiary and, to the extent applicable, the Acquirer, enforceable in accordance with their terms. All persons who execute this Agreement on behalf of the Subsidiary and the Acquirer have been duly authorized to do so.

     4.03 No Violation.  Neither the Subsidiary's nor the Acquirer's execution,
          ------------
     delivery or performance of this Agreement or the Buyer's Closing Documents nor the consummation of the transactions contemplated hereby or thereby by the Subsidiary or the Acquirer will, with or without notice or the passage of time, or both, result in (i) a conflict with, or breach or violation of or default under, the certificate of incorporation or by-laws of the Subsidiary or the Acquirer or (ii) a breach or violation of, or liability under, any of the terms or provisions of, or constitute a default pursuant to, any covenant or agreement to which the Subsidiary or the Acquirer is a party or by which the Subsidiary or the Acquirer is bound, or any judgment, order, decree, law, ordinance, rule or regulation to which the Subsidiary or the Acquirer is subject. No governmental or other authorization, approval, order, consent or waiting period that has not been complied with will be required in connection with the execution, delivery and performance by the Subsidiary or the Acquirer of this Agreement and the Buyer's Closing Documents.

4.04 Broker.  The Subsidiary and the Acquirer have utilized Charlie Lorelli, 1
     ------
Point Prospect Place, Chapel Hill, North Carolina 27514 as finder with respect to this Agreement. The Subsidiary and the Acquirer shall indemnify the Corporation and IVAX from any obligation to pay any fees and disbursements to which Charlie Lorelli is entitled with respect to this Agreement.

     4.05 Insolvency.  The Subsidiary is not bankrupt or insolvent, and the
          ----------
     transfer or the Assets pursuant to this Agreement will not violate any bankruptcy or insolvency laws, and the Subsidiary has the ability to pay its current debts, perform its obligations under this Agreement, and satisfy the Assumed Liabilities under this Agreement.

     4.06 Full Disclosure.  To the Subsidiary's and the Acquirer's best
          ---------------
knowledge, no representation or warranty made by the Subsidiary or the Acquirer in this Agreement, and no certification furnished or to be furnished to the Corporation or IVAX pursuant to this Agreement, when taken as a whole and in light of the circumstances in which it was made, contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Notwithstanding the foregoing, no representation or warranty based upon this Section 4.06 is given, and no disclosure to the Acquirer or the Subsidiary is required, with respect to events, conditions or facts which are in the public domain, or which affect the international, national, state or local economy, political situation or the industry generally in which the Business is engaged. All representations, warranties, exhibits and appendices and other writings required to be delivered hereunder shall be read and construed together in their entirety.



                                   ARTICLE V

                            ENVIRONMENTAL COVENANTS

     5.01 Covenant. Certain areas of the Marion, Ohio Facility were used by the
          --------
Corporation to produce products for Elf Atochem North America, Inc. (Turco Products). IVAX and the Corporation covenant that they will as quickly as possible subsequent to the date of this Agreement:

          5.01.1 remove all raw materials, work in process, samples taken for quality control purposes, finished, scrapped or obsolete inventory related solely to Turco Products;

          5.01.2  remove or clean all equipment owned by Elf.



          5.01.3 clean up the area in a manner not harmful to employees of the Subsidiary so that the area is not harmful to employees working in the area.



                                   ARTICLE VI

                         OTHER COVENANTS OF THE PARTIES

     6.01 Sellers' Expenses.  The parties hereto acknowledge that neither the
          -----------------
     Subsidiary nor the Acquirer shall bear any of the Sellers' Expenses, either directly or indirectly, except that the Acquirer has agreed to pay expenses incurred by the Corporation to provide audited financial statements of the Business as a "stand alone" company.

     6.02 Subsidiary's Expenses.  The parties hereto acknowledge that neither
          ---------------------
     the Corporation nor IVAX shall bear any of the Subsidiary's Expenses, either directly or indirectly including, without limitation, Expenses incurred in connection with the Acquirer's and the Subsidiary's environmental due diligence prior to Closing and the retention of Environmental Resources Management in connection therewith. Subsidiary and Acquirer shall have no liability for environmental testing or remediation after Closing unless based upon events occurring on or after the Closing Date , and shall not conduct any environmental testing without the prior written consent of IVAX.



                                  ARTICLE VII

                             POST-CLOSING COVENANT

     The Acquirer shall preserve and keep the Corporation's books and records delivered hereunder for a period of five (5) years from the Closing Date and shall during such period, make such books and records available to officers and directors of IVAX or their designees for any reasonable purpose.

                                  ARTICLE VIII

                           [INTENTIONALLY LEFT BLANK]

                                   ARTICLE IX

                           [INTENTIONALLY LEFT BLANK]



                                   ARTICLE X

                                    CLOSING

     10.01     Closing Date.  The Closing shall take place concurrently with the
               ------------
     execution of this Agreement at 10:00 a.m. on July 22, 1997 at the principal offices of the Corporation, or on such other date as shall be mutually acceptable to the parties hereto.

     10.02     The Corporation's and IVAX's Closing Obligations.  At the
               ------------------------------------------------
     Closing, the Corporation, IVAX Canada, and IVAX shall deliver possession of the Assets to the Subsidiary and shall execute and deliver or cause to be executed and delivered all documents, certificates and instruments of conveyance and assignment required by this Agreement or as may be reasonably requested by the Subsidiary, including but not limited to:

         10.02.1 A general bill of sale in form and substance reasonably satisfactory to the Subsidiary;

         10.02.2 an assignment and assumption agreement (the "Assignment and Assumption Agreement"), in the form and substance agreed to by the parties pursuant to which the Corporation shall assign to the Subsidiary all of its rights under the Personalty Leases, the Contracts, the Vendor Orders and the Purchase Orders and the Subsidiary shall agree to pay the Corporation's Trade Liabilities, and shall assume and agree to punctually discharge and fulfill all of the Corporation's obligations arising subsequent to the Closing Date under the Personalty Leases, the Contracts, the Purchase Orders and the Vendor Orders and all other obligations or liabilities assumed in accordance with the provisions hereof;

         10.02.3 such other assignments (patent, patent application trademark and otherwise) as the Subsidiary shall reasonably determine to be necessary to transfer the Assets to the Subsidiary;

         10.02.4 a secretary's certificate dated as of the Closing Date and signed by the secretary or an assistant secretary of the Corporation and IVAX, as to the incumbency of any officer of the Corporation and IVAX executing this Agreement and covering such other matters as the Acquirer may reasonably request;

         10.02.5    an opinion of counsel in the form agreed to by the parties ;

         10.02.6 the titles for all of the motor vehicles (if any) included in the Assets;

         10.02.7 all Records and Financial Records included in the Assets and to all obligations of the Corporation being assumed by the Subsidiary; and

         10.02.8 all consents necessary from any third party with respect to the transfer of Assets, the failure of which to obtain would have an Adverse Effect.

          10.02.9 an occupancy agreement, in form and substance agreed to by the parties, relative to the Corporation's Marion, Ohio Facility (the "Occupancy Agreement").

     10.03     Subsidiary's Closing Obligations.  At the Closing, the Acquirer
               --------------------------------
     shall make the payment required by Section 2.04 and shall execute and/or deliver or cause to be executed and/or delivered all documents of assumption and other documents, certificates and instruments required by this Agreement or as may be reasonably requested by the Corporation, including but not limited to:

         10.03.1    the opinion of counsel in the form agreed to by the parties;

         10.03.2 a secretary's certificate dated as of the Closing Date and signed by the secretary or an assistant secretary of the Acquirer and the Subsidiary, as to the incumbency of any officer of the Acquirer and the Subsidiary executing this Agreement and covering such other matters as the Corporation may reasonably request;


         10.03.3 the Assignment and Assumption Agreement described in Section 10.02.2; and

         10.03.4    the Occupancy Agreement.
                                   ARTICLE XI

                                   EMPLOYEES

     11.01     Obligation to Hire.
               ------------------

           11.01.1 The Subsidiary will hire all employees located at the Marion, Ohio Facility, excluding employees who were employed in the processing of Turco products for Elf, and certain other employees of the Business, all of whom are listed on Appendix 11.01 (said Marion employees and listed employees
                   --------------
           being collectively the "Transferred Employees"). The Corporation shall have no responsibility for payment of severance pay, if any, to Transferred Employees at the Marion, Ohio Facility unless and to the extent that such obligation is incurred because severance results from closing of the soap pad business within three (3) months after Closing or within three (3) months after sale of the Loren Division of the Corporation, whichever is later. The Corporation will be responsible for the severance pay, if any, for any non-Transferred Employees not located at the Marion, Ohio Facility. The Subsidiary shall promptly reimburse the Corporation for any and all payments made to or for the benefit of an employee in connection with the termination of the employee's employment with the Corporation ("Severance Payments") made by the Corporation to any person who was an employee of the Business during the one (1) month period ending on the Closing Date and who is employed with the Subsidiary or the Acquirer within one (1) year after the Closing Date; provided, however, that this reimbursement provision shall not apply to employees who were employed in the processing of Turco products for Elf. Additionally, in the event that any of the Transferred Employees listed on Appendix 11.01B are terminated by the Subsidiary within 24 days following the Closing, the Corporation will promptly reimburse the Subsidiary for any Severance Payments made to such terminated employees by the Subsidiary; provided, however, that in no event shall the Corporation be responsible for any amount in excess of the Severance Payments which such employees would otherwise have been entitled to receive from the Corporation had such employees not been Transferred Employees. Furthermore, IVAX will reimburse the Subsidiary for Severance Payments made by the Subsidiary to any other Transferred Employees following the Closing up to a maximum amount equal to the difference between Five hundred Thousand Dollars ($500,000.00) and the sum of all Credits (as defined in the Occupancy Agreement) provided to the Subsidiary by the Corporation under the Occupancy Agreement. The Subsidiary acknowledges that it will offer employment to Steven Tafaro.

         11.01.2 Effective as of the Closing Date, the employment by the Corporation of the Transferred Employees shall terminate, and each Transferred Employee shall be offered employment at will by the Acquirer at a salary or hourly rate not less than that indicated on Appendix 11.01.2. The Acquirer
                                           ----------------
         shall provide such benefits, holidays, vacation days and the like as the Subsidiary provides to its employees generally. The Corporation shall cooperate with the Acquirer in the orderly transfer of the Transferred Employees to the Acquirer. In administering employee benefit plans for the Transferred Employees after the Closing Date, the Acquirer will credit each Transferred Employee solely for vesting and eligibility purposes with all years of service of such Transferred Employee credited for such purpose with the Corporation. Without limiting the generality of the foregoing, no waiting period or exclusion from coverage of any pre-existing medical condition shall apply to the Transferred Employees' participation in any employee benefit plan of the Acquirer after the Closing Date if such Transferred Employee was a participant in the Corporation's benefit plans for at least 30 days prior to the date of employment of such Transferred Employee by the Acquirer to the extent permitted by Subsidiary's insurance company.


      11.02   Compliance with WARN Act.  The Acquirer and the Subsidiary shall
              ------------------------
take or cause to be taken all actions required under the Workers Adjustment and Retaining Notification Act applicable to the Transferred Employees or the operations of the Business after the Closing Date at the Marion, Ohio Facility.

     11.03    No Right Conferred.  This Article XI confers no legal rights or
              ------------------
     responsibilities upon any person other than the parties hereto. Without further limitation, no past, present or future employee of the Corporation, the Subsidiary or the Acquirer shall have any rights hereunder, [other than as provided in the Employment Agreements.]



                                  ARTICLE XII

                                     TAXES

     12.01    Responsibility.  Any Tax Liabilities imposed by the United States,
              --------------
     a state of the United States, or any political subdivision thereof with respect to the Business relating to any period prior to and including the Closing Date and any Tax Liabilities imposed by such entities with respect to the transactions contemplated hereunder (including taxes occasioned by the recapture of depreciation and tax credits) will be the responsibility of and will be paid by the Corporation; provided, however, that all sales tax and transfer Tax Liabilities payable in connection with the transactions contemplated hereby shall be paid by the Subsidiary. Any Tax Liabilities imposed by the United States, a state of the United States or any political subdivision thereof with respect to the Subsidiary's or the Acquirer's operation of the Business relating to any period after the Closing Date will be the responsibility of and will be paid by the Subsidiary.

     12.02    Access.  Each party shall provide the other with access to all
              ------
     relevant documents and other information that may be needed by such other party for the purpose of preparing tax returns or responding to an audit by any governmental agency with respect to the Business. Such access will be during normal business hours.

     12.03    Tax Returns.  The Corporation will file all required tax returns,
              -----------
     including but not limited to sales and use tax returns relating to activities of the Business prior to Closing, will pay all taxes required, and will make copies of such returns available to the Subsidiary.



                                  ARTICLE XIII

       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     13.01    Survival of Certain Tax Representations.  All representations and
              ---------------------------------------
     warranties made by the Corporation or IVAX relating to title to assets or tax matters shall survive until ninety (90) days after the expiration of the applicable statute of limitations.

     13.02    Survival of Environmental Covenants. The environmental covenants
              -----------------------------------
     contained in Article V of this Agreement shall survive until six (6) months after Subsidiary ceases to occupy the Marion, Ohio Facilities , shall not be subject to any limitations other than those set forth in Article V, and may be enforced by an action for damages or an action for specific performance or both.

     13.03    Survival of Environmental Representations.  The environmental
              -----------------------------------------
     representations set forth in Section 3.21 survive for a period of seven (7) years after Closing; provided, however:

              13.03.1 no claim for indemnification for Losses attributable to an inaccuracy or breach of any of the representations set forth in Section 3.21 shall be made in the first year after Closing unless such claim exceeds the sum of One Thousand Dollars.

              13.03.2 no claim for indemnification for Losses attributable to an inaccuracy or breach of any of the representations set forth in Section 3.21 shall be made in the second through seventh years after Closing unless such claim exceeds the sum of Ten Thousand Dollars ($10,000.00).

              13.03.3 the indemnification of Acquirer or Subsidiary for damages arising from the breach of representations contained in Section 3.21 shall be limited to (i) 100% of the Losses incurred by the Subsidiary or the Acquirer in the first four (4) years after Closing, (ii) 75% of the Losses incurred by the Subsidiary or the Acquirer in the fifth year after Closing,
(iii) 50% of the Losses incurred by the Subsidiary or the Acquirer in the sixth year after Closing, and (iv) 25% of the Losses incurred by the Subsidiary or the Acquirer in the seventh year after Closing.

     13.04    Survival of Other Representations.  All other representations and
              ---------------------------------
     warranties made by the parties hereto in this Agreement, the appendices annexed thereto, the documents delivered at the Closing and any certificates delivered pursuant thereto will survive the Closing for a period of two (2) years provided that no claim for indemnification for any Losses suffered by the Subsidiary or the Acquirer will be made which is less than Ten Thousand Dollars ($10,000.00), and neither the Corporation nor IVAX shall be obligated to provide indemnification under this Agreement until the aggregate of all Losses exceeds Three Hundred Thousand Dollars ($300,000.00), in which case the Corporation or IVAX shall only be liable for the excess amount. The provisions of this Section
13.04 shall not apply to environmental indemnification set forth in Section
14.03 and shall not apply to the Purchase Price Adjustment under Section 2.05, and shall not apply to the representations set forth in Section 3.33 which shall survive the Closing for a period of five (5) years.



                                  ARTICLE XIV

                                INDEMNIFICATION

     14.01    Indemnification of the Subsidiary and the Acquirer.  Subject to
              --------------------------------------------------
     the provisions of this Article XIV, and the limitations in Article XIII, IVAX will indemnify, defend and hold the Subsidiary and the Acquirer and their respective officers, directors and other representatives harmless from and against (a) all claims, costs, losses, suits, proceedings, judgments, out-of-pocket expenses (including without limitation reasonable attorneys' fees) and damages (excluding punitive damages) (collectively, "Losses") caused by or arising out of the untruth, inaccuracy or breach of any representation (or any omission therefrom), warranty, covenant or agreement given or made by the Corporation or IVAX in this Agreement, the appendices annexed hereto, or any other documents or certificates delivered pursuant to this Agreement, (b) any failure by the Corporation or any shareholders of the Corporation to pay or discharge any Tax
     Liabilities relating to the Business arising or accrued through the Closing Date (except as otherwise provided in Section 12.01 hereof) and (c) all Losses arising from any liabilities of the Business relating to the period prior to the Closing Date which were not specifically assumed hereunder.

     14.02 Limitations.  Notwithstanding any provisions contained in this
           -----------
     Agreement to the contrary, the obligations of IVAX as set forth in this
Article XIV shall be subject to and limited by the following:

         14.02.1 No claim for indemnification under Section 14.01(a) shall be made unless written notice is provided to IVAX within the time period specified for such breach of representation and warranty in Article XIII hereof.

         14.02.2 In determining the extent of any Losses which the Acquirer or the Subsidiary suffers or become subject to as a result of matters for which it is entitled to indemnification under this Article XIV, appropriate deductions shall be made for any insurance proceeds which inure to or are available for the benefit of such party, including, any proceeds which inure to or are available to any affiliate of such party.

         14.02.3 IVAX's (and its affiliates') aggregate obligations to indemnify the Acquirer and the Subsidiary under this Agreement shall in no event exceed the aggregate purchase price actually received by the Corporation hereunder less the final value of the Net Assets determined on the Closing Date Balance Sheet in accordance with the provisions of Section 2.05 hereof. IVAX (and its affiliates) shall in no event be liable for any consequential, special or incidental Losses of Subsidiary or Acquirer (or their respective officers, directors and other representatives) and shall only be liable for actual direct out-of-pocket expenses expended by the Subsidiary or the Acquirer.

         14.02.4 In determining the Losses incurred by the Subsidiary or the Acquirer hereunder, and the amount to be paid pursuant to the provisions of
Article XIV hereof, the tax benefits related to the payment of any Losses shall be taken into account and the indemnification payment shall be net of all tax effects, including any tax effect associated with the receipt of the indemnification payment.

         14.02.5 In no event shall the Corporation have any liability or responsibility or obligations of any nature whatsoever with respect to the breach of any representation, warranty or covenant contained in this Agreement, or fulfillment of any indemnification obligations hereunder, it being understood that IVAX will be and has sole responsibility for all such matters. The Acquirer and the Subsidiary specifically agree to and acknowledge the foregoing and agree not to make any demand or claim or to bring any action or proceeding against the Corporation or its successors or assigns after the Closing for any matter of any nature whatsoever relating to this Agreement or the transactions contemplated hereby.

     14.03 Environmental Indemnity
           -----------------------

           14.03.1  Indemnification by IVAX for Environmental Matters.  Subject
                    -------------------------------------------------
           to the provisions of this Article XIV, and the limitations in
Article XIII, IVAX agrees to indemnify and hold harmless the Acquirer and the Subsidiary from and against any and all Losses incurred by the Acquirer or the Subsidiary in connection with or arising from the breach of any representation in Section 3.21 and from any claim, action or suit by any third party, or any proceeding, investigation or order by any governmental body under any Environmental Law based upon events occurring prior to the Closing Date in connection with the operation of the Business prior to the Closing Date or to conditions created or arising in respect of the Assets prior to the Closing Date.

         14.03.2 Indemnification by the Acquirer and the Subsidiary for Environmental Matters. Subject to the provisions of this Article XIV, the

         Acquirer and the Subsidiary agree to indemnify and hold harmless the Corporation and IVAX from and against any and all Environmental Losses incurred by the Corporation or IVAX in connection with or arising from any claim, action or suit by any person or any proceeding, investigation or order by any governmental body under any Environmental Law and based upon events occurring on or after the Closing Date in connection with the operation of the Business on or after the Closing Date or to conditions created or arising in respect of the Assets on or after the Closing Date.

     14.04 Indemnification of the Corporation and IVAX.  Subject to the
           -------------------------------------------
     provisions of this Article XIV, the Subsidiary and the Acquirer will indemnify, defend and hold the Corporation, IVAX and the respective officers, directors and other representatives of IVAX and the Corporation harmless from and against (a) all Losses caused by or arising out of the untruth, inaccuracy or breach of any representation (or any omission therefrom), warranty, covenant or agreement given or made by the Subsidiary or the Acquirer in this Agreement, the appendices annexed hereto, the Buyer's Closing Documents or any other documents or certificates delivered pursuant to this Agreement; (b) all Losses arising from the use by the Acquirer or the Subsidiary of the name "IVAX" or any derivation thereof in connection with the Business after the Closing Date, excluding any claims relating to the ownership of the name "IVAX" (the provision of this Section 14.04(b) being solely for the benefit of IVAX); and (c) all Losses arising from the operation of the Business after the Closing Date. No claim for indemnification under Section 14.04(a) shall be made unless written notice is provided to the Acquirer or the Subsidiary within the time period specified for such breach of representation and warranty in Article XIII hereof. No claim for indemnification shall be made under Section 14.04(b) and (c) shall be made unless written notice is provided to the Acquirer or the Subsidiary within ninety (90) days after the expiration of the applicable statute of limitations.

     14.05 Procedures for Claims Arising from a Third Party Claim.  In the case
           ------------------------------------------------------
     of any claim for indemnification arising from a claim of a third party, an indemnified party shall give prompt written notice, in no event more than thirty
(30) days following such indemnified party's receipt of such claims or demand, to the indemnifying party of any claims or demand of which such indemnifying party has knowledge and as to which it may request indemnification hereunder. The indemnifying party shall have the right to defend and to direct the defense against any such claims or demand, in its name or in the name of the indemnified party, as the case may be, at the expense of the indemnifying party, and with counsel selected by the indemnifying party. Notwithstanding anything in this Agreement to the contrary, the indemnified party shall, at the expense of the indemnifying party, cooperate with the indemnifying party, and keep the indemnifying party fully informed, in the defense of such claim or demand. The indemnified party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense. The indemnifying party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party shall have the ability to settle any claim with the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. Any settlement involving solely the payment of monies by the indemnifying party shall presumptively be deemed reasonable.

     14.06 Exclusive Remedy.  The sole and exclusive remedy for the breach of
           ----------------
     any representation, warranty or covenant of this Agreement or otherwise relating to this Agreement shall be the indemnification provisions contained in this Article XIV, and any action for damages or specific performance of covenants set forth in Article V.



                                   ARTICLE XV

                            COVENANT NOT TO COMPETE

     15.01 Prohibited Acts.  Each of the Corporation, so long as it is owned,
           ---------------
     directly or indirectly, by IVAX, and IVAX hereby agrees that it will not from and after the Closing Date, either directly or indirectly, whether through an affiliated company or otherwise, in any capacity whatsoever (provided that if an after acquired entity is engaged in a business competitive with the Prohibited Business (as hereinafter defined)and the annual revenues of such after acquired entity related to the Prohibited Business are in excess of Twenty-five Million Dollars ($25,000,000.00), IVAX or its affiliate, as the case may be, shall, as quickly as reasonably possible, use reasonable efforts to sell that segment of the after acquired entity related to the Prohibited Business after offering the Subsidiary and the Acquirer a 60 day right to purchase such segment), do any of the following:

         15.01.1 Except for the sale of cleaning chemicals produced by the Subsidiary for sale under the Dial Trademarks (as defined in the Supply Agreement) or conduct of business by the Corporation after the consummation of the transactions contemplated hereby with its remaining business lines, engage in or carry on, at any time during the first five (5) years after the Closing, any business (the "Prohibited Business") which designs, plans, develops, manufactures, assembles, markets, distributes or sells (or consults with respect to designing, planning, developing, manufacturing, assembling, marketing, distributing or selling) products which are substantially similar to or directly competitive with products designed, planned, developed, manufactured, assembled, marketed, distributed or sold by the Business (as it was conducted on or before the Closing Date) and which does business anywhere in the United States or Canada;

         15.01.2 The Corporation recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain confidential information about the Business, such as lists of customers, operational policies, and pricing and cost policies, formulas and processes.
The Corporation agrees that for a period of five (5) years after the Closing it will not use any such confidential information for its own benefit or disclose such confidential information to any person or entity for any purpose whatsoever, except to the Acquirer, unless such information becomes known to the public generally through no fault of the Corporation or unless the Corporation is required by law or subpoena to disclose such information. If the Corporation is requested to provide such information pursuant to requirements of applicable law or by subpoena, it shall notify the Acquirer as promptly as possible and shall allow the Acquirer the opportunity to oppose such request or to seek an appropriate protective order. Notwithstanding the preceding, the Corporation may use and disclose its confidential information in connection with (i) the sale or disposition of its stock or assets, provided such disclosure is limited to information which (a) is shared among the Corporation's operating divisions and which is not exclusively related to the Business or (b) relates to the liabilities or obligations of the Corporation which are not assumed by the Subsidiary or the Acquirer; (ii) the performance of any of its obligations to the Subsidiary or the Acquirer under this or any other agreement with the Acquirer; (iii) as required by law, and (iv) in the course of any litigation brought by or against the Corporation or its successors.

         15.01.3 For a period of five (5) years after the Closing, cause, induce or encourage (other than through general solicitation such as newspaper advertisements) any Transferred Employee at any time to leave his employment with the Business except with the written consent of the Subsidiary.

          15.01.4 The provisions of this Section 15.01 shall not apply to an after-acquired entity of IVAX which has a segment of its business which is competitive with the Business if such segment has annual revenue of less than twenty-five million dollars, or if it has revenue in excess of that amount and as quickly as reasonably possible after acquisition of the entity IVAX or its affiliate, as the case may be, uses reasonable efforts to sell such segment and IVAX or its affiliate, as the case may be, has offered the Acquirer a 60 day right to purchase such segment.

     15.02 Damages for Breach.  The Corporation and IVAX hereby acknowledge
           ------------------
     that the covenants contained in Section 15.01 are of the essence of this Agreement and that if it or he violates any such covenants, monetary damages would be inadequate. The Corporation and IVAX hereby agree that in the event of any such violation, the Subsidiary, subject to the provisions hereof, shall be entitled to injunctive relief, as a matter of right, and to all other remedies and rights to which the Subsidiary might be entitled at law or in equity and under this Agreement.

     15.03 Notice.  If the Acquirer and the Subsidiary will not be materially
           ------
     prejudiced by giving IVAX notice of any alleged breach of the covenants set forth in this Article XV, the Acquirer or the Subsidiary shall, prior to commencing any action for relief under this Article XV, provide IVAX with written notice of such alleged breach and an opportunity (not to exceed ten days) to cure such alleged breach.

     15.04 Other Matters.  The Corporation and IVAX agree that each of the
           -------------
     provisions of this Article XV, including without limitation the period of time, geographical area and types and scope of the restrictions on the activities of the Corporation and IVAX specified herein, are intended to be and shall be divisible. The Corporation and IVAX further acknowledge the reasonableness of these provisions as an integral part of the terms of this Agreement. If any provision of this Article XV (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this Article XV shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to the fullest extent compatible with the applicable law as it shall then appear.



                                  ARTICLE XVI

                                 OTHER MATTERS

     16.01 Further Assurances.  Each party will from time to time at the
           ------------------
     request of the other parties, whether on or after the Closing Date, do, make, execute, acknowledge and deliver (or cause the doing of the same) all such other further acts and instruments of conveyance, assignment, transfer and consent as may reasonably be required for the more effective implementation of any of the transfers or transactions contemplated herein. The Corporation or IVAX will designate an individual to work with the Subsidiary and execute documents required to effect required governmental consents and approvals.

     16.02 Publicity.  Except as required by law, NASDAQ, or stock exchange
           ---------
     rules, no public announcement (other than to employees) concerning this Agreement or the transactions contemplated hereby will be made by either party without the written consent of the other party. Notwithstanding the preceding, in the event of a public announcement concerning a sale of another business segment (other than the Business), by the Corporation or an affiliate, the Corporation may include a reference to this proposed transaction so long as the Subsidiary is not identified as a party without its consent.

     16.03 Expenses.  Except as otherwise provided in this Agreement, each
           --------
     party to this Agreement shall bear and pay its own costs and expenses, including without limitation legal and accounting fees, incurred with respect to this Agreement and the transactions contemplated hereby.

     16.04 Risk of Loss.  The risk of loss by fire or other casualty with
           ------------
     respect to the Assets to be transferred hereunder shall remain with the Corporation and IVAX until consummation of the Closing.

     16.05 Transitional Services Agreement.  For a period not to exceed four
           --------------------------------
     months following the Closing, IVAX will provide transitional services to the Subsidiary as agreed between the parties from time to time, covering such areas as personnel training, inventory control, accounts receivable collection, order entry, and information systems management. If it appears that four months will not be sufficient to complete this transition, the Corporation will discuss an extension of the period upon terms to be mutually agreeable.

     16.06 Soap Pad Equipment.  Located within the manufacturing facility of
           ------------------
     the Business at the Marion, Ohio Facility is Soap Pad Equipment. This equipment is an Excluded Asset. The Corporation or its assignee shall have the right to remove at Corporation's sole expense this Soap Pad Equipment at any time within 12 months after Closing, or if it has entered into a contract for sale of the equipment within such 12 month period, the Corporation, or its assignee, may remove the same within 12 months of Closing. If the Corporation has not removed the equipment, within 12 months of the Closing Date, the Corporation will sell the equipment to the Subsidiary, and the Subsidiary will purchase the same for the sum of One Dollar.

     16.07 Funds.  Any funds received by IVAX or the Corporation subsequent to
           -----
     Closing in payment of receivables of the Business shall be transmitted to the Subsidiary within one week of receipt.
     16.08 Guarantees.  The Acquirer hereby unconditionally guarantees all of
           ----------
     the Subsidiary's obligations under this Agreement. IVAX hereby unconditionally guarantees all of the Corporation's obligations under this Agreement and in accordance with the provisions of Article XIV, the Acquirer and the Subsidiary agree, subject to the Closing, to look solely to IVAX to fulfill any obligations of the Corporation which might otherwise have arisen herein.

     16.09  Marion Equipment.  Upon written notice from the Subsidiary delivered
           ------------------
     to IVAX at least six months prior to the end of the term of the Occupancy Agreement, IVAX or its designee shall be obligated to purchase, at the end of the term of the
     Occupancy Agreement, such of the equipment and machinery included within the Assets and located at the Marion, Ohio Facility (collectively, the "Marion Equipment"), as is designated by Subsidiary for an aggregate purchase price of One Dollar ($1.00). The Subsidiary hereby covenants that such Marion Equipment will be in the same condition as on the Closing Date, normal wear and tear excepted, at the time of sale to IVAX to IVAX or its designee pursuant to this
Section 16.09.



                                  ARTICLE XVII

                                 MISCELLANEOUS

     17.01 Notices.  Any notices or other communications required or permitted
           -------
     hereunder shall be sufficiently given if delivered (regardless of whether such delivery is accepted or refused) personally or sent by facsimile, courier service or by registered mail (return receipt requested) or certified mail (return receipt requested), postage prepaid, addressed as follows:

     To the Acquirer:

     CPAC, Inc.
     2364 Leicester Rd.
     Leicester, NY  14481
     Attn: Thomas N.  Hendrickson, President

     with a copy to:

     Robert Oppenheimer, Esq.
     Chamberlain D'Amanda Oppenheimer & Greenfield
     1600 Crossroads Building
     Two State Street
     Rochester, NY  14614


     To the Corporation or IVAX:

     IVAX Industries, Inc.
     Rock Plaza III
     101 Rock Road
     Horsham, PA 19044
     Attn: President

     and

     IVAX Corporation
     4400 Biscayne Boulevard
     Miami, FL  33137
     Attn:  General Counsel

     with a copy to:

     Steven D. Rubin, Esq.
     Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
     150 West Flagler Street
     Miami, FL  33130

     17.02 Binding Agreement.  This Agreement shall be binding upon and inure
           -----------------
     to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by the Corporation without the prior written consent of the Subsidiary.
Notwithstanding anything contained herein to the contrary, the Corporation shall have the right to assign this Agreement, without the prior written consent of the Subsidiary to IVAX or one of its subsidiaries, and upon making such assignment, which shall not reduce the obligations of IVAX, the Corporation shall be released from all of its obligations hereunder, except, so long as it is owned directly or indirectly by IVAX, for its obligations under the covenant not to compete described in Article XV hereunder. The Subsidiary shall have the right to assign this Agreement to any affiliate of the Acquirer, provided that such assignment shall not relieve the Acquirer of any of its obligations hereunder.

     17.03 Counterparts.  This Agreement may be executed in one or more
           ------------
     counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     17.04 Entire Agreement.  This Agreement, together with the exhibits and
           ----------------
     other writings referred to herein, embodies or reflects the entire agreement between the parties hereto, supersedes any prior agreements or understandings between the parties and the parties hereby confirm that there are no agreements, understandings, representations, or warranties between the parties hereto other than those set forth in this Agreement and the appendices annexed hereto.

     17.05 Headings.  The section and other headings of this Agreement are for
           --------
     reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17.06 Section References.  Except as otherwise expressly indicated, all
           ------------------
     references in this Agreement to Sections refer to sections of this Agreement.

     17.07 Amendment and Waiver.  This Agreement may be amended or modified in
           --------------------
     whole or in part at any time by an instrument in writing executed in the same manner as this Agreement. In addition, any party may, at its option, by an instrument in writing executed in the same manner as this Agreement, waive or extend the time for the fulfillment of any or all of the conditions herein contained to which its obligations hereunder are subject.

     17.08 Disclosure Exhibits.  Notwithstanding any provision contained herein
           -------------------
     to the contrary, any matter, fact, event, information or item disclosed in any of the Exhibits, Schedules and Appendices hereto shall be deemed to have been made in all of the Exhibits, Schedules and Appendices and no liability shall attach to IVAX or the Corporation for failure to make appropriate disclosure in any particular Exhibit, Schedule and Appendix in the event that any matter, fact, event, information or item which should have been disclosed in such particular Exhibit, Schedule or Appendix is disclosed or contained in any other Exhibit, Schedule or Appendix.


     17.09 Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Florida without application of principles of conflicts of laws.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.


IVAX INDUSTRIES, INC.


By:           /s/ Gerald M. Saluti
              -------------------------------------------


IVAX CORPORATION


By:           /s/ James M. Millsap
              -------------------------------------------


CPAC, INC.


By:           /s/ Thomas N. Hendrickson CEO
              -------------------------------------------


THE FULLER BRUSH COMPANY, INC.


By:           /s/ Thomas N. Hendrickson CEO
              -------------------------------------------




                           IVAX INDUSTRIES, INC./CPAC
                            ASSET PURCHASE AGREEMENT

                               List of Appendices
                               ------------------

1.01.2.3 - Certain R&D Equipment

1.01.2.9 - Canadian Assets

1.01.8   - Designated Products

1.01.10A - Excluded Assets

1.01.10B - Excluded Liabilities

1.01.23  - Soap Pad Equipment

2.05.1   - Closing Date Balance Sheet GAAP Exceptions

3.01.2   - Certificate of Incorporation/By-Laws of the
           Corporation

3.03     - Foreign qualifications

3.04     - Other business names

3.05     - Real estate

3.07     - Tangible Assets Located in Horsham and Rock Hill

3.09.1   - Intellectual Property; Infringement Claims

3.10.2   - Security Agreements

3.11     - Liens or Security Interests Securing Equipment Leases

3.12.1   - Material Contracts

3.12.2   - Outstanding Bids or Contracts

3.12.4   - Consents or Notices required under Material Contracts

3.13.1   - Customers

3.13.2   - Suppliers

3.13.3   - Termination or Significant Change in Relationship with Customers,
           Suppliers or Others

3.15.1   - Transferred Employees

3.15.2   - Transferred Employees not Terminable at Will

3.15.4A  - Confidentiality and Non-Disclosure Policy

3.15.4B  - Confidentiality and Non-Disclosure Agreement that Employees at Rock
           Hill were Expected to Sign

3.15.4C  - Rock Hill R&D Employees without Executed Confidentiality and Non-
           Disclosure Agreements

3.16.1   - Employee Benefit Plans
3.16.3   - IRS Determination Letter Matters

3.16.4   - Certain Benefit Plans

3.16.5   - "Event" under Benefit Plan

3.16.6   - Compliance with COBRA

3.17     - Licenses and Permits

3.19     - Compliance with Other Instruments; Consents

3.20.2   - Conflicts with Orders; Consent of a Governmental Agency

3.21     - Environmental Compliance

3.22.1   - Financial Statements

3.24     - Litigation

3.26     - Adverse Business Changes

3.27     - Other Changes

3.28     - Brokerage

4.05     - Compliance with Other Instruments; Consents by the Subsidiary or
           Acquirer

11.01A   - Transferred Employees

11.01B   - Transferred Employees Requiring Severance Payments
           that would be Reimbursed by the Corporation

11.01.2  - Compensation Schedule




Other    - Reciprocal Supply and Distribution Agreement between IVAX
           Industries, Inc. and The Fuller Brush Company, Inc.

         - Occupancy Agreement between IVAX Industries, Inc. and The Fuller Brush Company, Inc.




The Registrant shall undertake to furnish to the Securities and Exchange Commission, any and all of the above referenced schedules and documents pertaining to this acquisition, upon request.